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                             CONTRACT SPECIFICATIONS

Contract Number:                  [XX-0123456]

Annuitant:                        [Abraham Lincoln]

Age at Issue:                     [35]

Contract Date:                    [May 1, 2001]

Initial Purchase Payment:         [$150,000]

Maturity Date:                    [May 1, 2056]

Owner(s):                         [Abraham Lincoln]
                                  [Mary Lincoln]

Beneficiary Designation:          [Refer to the Client Information Profile]

Death Benefit on Contract Date:   [Enhanced Guaranteed Minimum Death Benefit]

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

     Minimum Subsequent Purchase Payment Transmitted Electronically: $25

     Minimum Subsequent Purchase Payment Transmitted Other Than Electronically:
     $100

     Minimum Allocation to Any One Variable Subaccount: $20

ACCOUNT FEE:

     The Account Fee is $30 per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the Contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds $100,000.00 as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after 15 Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:

     The Variable Account for this Contract is the "Lincoln New York Separate Account N for Variable Annuities". There are currently 48 Variable Subaccounts in the Variable Account available to the Owner. The Owner may direct Purchase Payments under the Contract to any of the available Variable Subaccounts, subject to limitations. The amounts allocated to each Variable Subaccount will be invested in net asset value in the shares of one of the Funds. The Variable Subaccounts are:

     AIM V.I. Growth Fund
     AIM V.I. International Growth Fund
     AIM V.I. Premier Equity Fund
     AllianceBernstein Growth and Income Portfolio
     AllianceBernstein Premier Growth Portfolio
     AllianceBernstein Small Cap Value Portfolio
     AllianceBernstein Technology Portfolio
     American Century VP II Inflation Protection Class II
     American Funds Global Growth Fund
     American Funds Global Small Capitalization Fund

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     American Funds Growth Fund
     American Funds Growth-Income Fund
     American Funds International Fund
     Delaware VIP Diversified Income Series
     Delaware VIP Emerging Markets Series
     Delaware VIP Large Cap Value Series
     Delaware VIP High Yield Series
     Delaware VIP REIT Series
     Delaware VIP Small Cap Value Series
     Delaware VIP Trend Series
     Delaware VIP U.S. Growth Series
     Fidelity(R) VIP Contrafund Portfolio
     Fidelity(R) VIP Equity-Income Portfolio
     Fidelity(R) VIP Growth Portfolio
     Fidelity(R) VIP Overseas Portfolio
     FTVIPT Franklin Small Cap Fund
     FTVIPT Templeton Growth Securities Fund
     Janus Aspen Mid Cap Growth Portfolio
     Janus Aspen Balanced Portfolio
     Janus Aspen Worldwide Growth Portfolio
     Lincoln VIP Aggressive Growth Fund
     Lincoln VIP Bond Fund
     Lincoln VIP Capital Appreciation Fund
     Lincoln VIP Global Asset Allocation Fund
     Lincoln VIP International Fund
     Lincoln VIP Money Market Fund
     Lincoln VIP Social Awareness Fund
     MFS(R) VIT Capital Opportunities Series
     MFS(R) VIT Trust Emerging Growth Series
     MFS(R) VIT Trust Total Return Series
     MFS(R) VIT Trust Utilities Series
     Neuberger Berman AMT Mid-Cap Growth Portfolio
     Neuberger Berman AMT Regency Portfolio
     Putman VT Growth & Income Fund
     Putman VT Health Sciences Fund
     Scudder VIT EAFE Equity Index Fund
     Scudder VIT Equity 500 Index Fund
     Scudder VIT Small Cap Index Fund

     See Section 4.01 for provisions governing any limitations, substitution or elimination of Funds.

VARIABLE ACCOUNT REQUIREMENTS:

     MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE:

     We assess a daily charge equal on an annual basis to the percentages shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentages shown. If on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

          Death Benefit Option(s):                      Charges:
          -----------------------                       --------
          . Contract Value Death Benefit                  1.65
          . Guarantee of Principal Death Benefit          1.70%
          . Enhanced Guaranteed Minimum Death Benefit     1.95%

     MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 1.40%

     The daily charge will not exceed the percentage shown.

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PERSISTENCY CREDIT:

     The amount of the Persistency Credit is calculated by multiplying the Contract Value, less any Purchase Payments that have not been invested in this Contract for a minimum of 7 years, by the quarterly Persistency Credit percentage of 0.10%. The amount of any Persistency Credit will never be less than zero.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

     Transfers cannot be made during the first 30 days.

     LNY reserves the right to require a 30 day minimum time period between each transfer.

     Maximum Number of Transfers: 12 per Contract Year, excluding automatic DCA transfers. There will be no fee imposed for these twelve (12) transfers. Transfers in excess of 12 per Contract Year must be authorized by LNY. LNY reserves the right to impose a fee for any transfer in excess of 12 per Contract Year. This fee will not exceed $25.

     Variable Account:

          Minimum Single Transfer Amount From a Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

          Minimum Transfer Amount To a Variable Subaccount: $300

WITHDRAWAL AND SURRENDER REQUIREMENTS:

     Minimum Partial Withdrawal Amount: $300

     Contingent Deferred Sales Charge (CDSC): None

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE: None

     The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

     Determination of the First Annuity Payment Date:

          For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

     Minimum Annuity Payment Amount: $50

     Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 1.50%

     Assumed Investment Rate for the Variable Annuity Payment: Between 3.0%-5.0%

     WITH A MORTALITY AND EXPENSE RISK AND ADMINSTRATIVE CHARGE OF 1.40%, THE SMALLEST RATE OF INVESTMENT RETURN REQUIRED TO ENSURE THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS DOES NOT DECREASE IS:

     4.40% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 3.0% PER YEAR; OR

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     5.40% FOR VARABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF
     4.0% PER YEAR; OR
     6.40% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 5.0% PER YEAR.

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